                    Exhibit 10.58

Electronique du Mazet

To the attention of Sebastien AILLERET

ZA route de Tence

43520 Le Mazet Saint Voy

On February 1st, 2018

By email and registered letter with acknowledgment of receipt

Re.: Consent to transfer of the contrat de sous-traitance de confidentialite et non sollicitation dated 10 May 2014

Dear Sir/Madam,

We refer to the contrat de sous-traitance de confidentialite et non solicitation entered into with your company dated 10 May 2014 (the “Contract”), and more precisely to the article entitled “transfer” for the purposes of obtaining your consent to the transfer of the Contract.

By the present letter, we are informing you that pursuant to a master asset purchase agreement, subject to conditions precedent, dated 26 January 2018, SOCIETE DE PROMOTION ET DIFFUSION D’EQUIPEMENT MEDICAL MEDICAMAT, a French societe par actions simplifiee with a share capital of EUR 40,000, the registered office of which is located at 59 Avenue Augustin Dumont, 92240 Malakoff, and registered with the Trade and Companies Registry of Nanterre under number 313 104 614 (“MEDICAMAT”) has agreed to transfer certain assets and liabilities relating to its activity consisting in the commercialisation and distribution of a hair restoration medical device: S.A.F.E.R.®/NeoGraft® as well as spare parts related to the S.A.F.E.R.®/NeoGraft® device in France and overseas to Venus Concept Ltd., an Israeli company, with share capital of NIS 100,000 the registered office of which is located at 2 Ha-Yetzira St., Yokneam, Israel and registered under number 514246636 (“Venus Concept”), and/or its designated affiliates, in each case, an affiliate of Venus Concept (such transfer, the “Transaction”).

For further details regarding Venus Concept and it group you may refer to its website: https://www.venusconceptcom/en-gl/

In the context of the Transaction, MEDICAMAT intends to transfer to Venus Concept (the “Transferee”) all its rights, obligations and liabilities under the Contract, and the Transferee intends to assume all rights, obligations and liabilities under the Contract (the “Contract Transfer”), upon the completion of the Transaction (the “Contract Transfer Date”).

The Contract Transfer Date, we anticipate will occur in the first quarter of 2018. In any event, we will inform you of such date when it has been determined and completed.

US_ACTIVE-152514171.1-IPSTEWAR 03/28/2020 1:48 PM

Until the Contract Transfer Date (included), all sums due under the Contract will be paid by MEDICAMAT and the invoices shall continue to be issued according to usual practices to the attention of MEDICAMAT,

Until the Contract Transfer Date, you current contacts under the Contract remains unchanged.

Following the next day of the Contract Transfer Date, the Transferee shall have of all rights and obligations under the Contract, all correspondence in relation to the performance or invoicing of the Contract shall be directly sent to the Transferee, under the procedure which will be notified to you.

You will find herewith, in Schedule 1 a pricing proposal of the Transferee applicable to the Contract for the year 2018 as from the Contract Transfer Date (the “Pricing Proposal”).

By countersigning this letter below, subject to the completion of the Transaction, you hereby:

(i)	consent to the Contract Transfer;
(ii)

expressly agree upon the Contract Transfer Date, that the Transferee will be substituted in all rights and obligations of MEDICAMAT under the Contract and consequently release MEDICAMAT of all obligations under the Contract as from the Contract Transfer Date;

(iii)	acknowledge and expressly agree, the pricings mentioned in the Pricing Proposal, which shall become immediately effective to the Contract on the Contract Transfer Date;
(iv)

declare and expressly acknowledge that you have no right or interest of any kind, including intellectual property rights, in all the materials and products which have been provided by MEDICAMAT and/or that you have become aware of within the performance of the Contract for producing or manufacturing the products under the Contract;

(v)

acknowledge and agree that, from and after the Contract Transfer Date, the Contract will continue in full force and effect on same the terms and conditions set forth therein except for those expressly amended or completed by this letter, the Contact shall be considered as incorporating all the provisions of this letter and shall be read as a single document with the Contract; and

(vi)	waive any violation, breach and/or default under any provision of the Contract to the extent such violation, breach and/or default has been considered to have been caused by the Contract Transfer.

The governing law and jurisdiction provisions under the Contract shall apply to this letter.

For the  proper management of our files, we should be grateful if you could return two originals of this letter, duly executed and signed by an authorized person with the below hand written mention

We remain at your disposal should you require any additional information in this respect.

Yours sincerely,

/s/ Miriam Merkur______________________                /s/ Domenic Serafino________________

For and on behalf of Societe de Promotion et d’Equipement Medical Medicamat Duly authorized Name: Title:	For and on behalf of Venus Concept Ltd. Duly authorized Name: Domenic Serafino Title: CEO

/s/ Sebastian Ailleret

For and on behalf of Electronique du Mazet Duly authorized Name: Sebastian Ailleret Title: President

Signature to be followed by the hand written mention:

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